Exhibit 99.1

ACORN FACTOR, INC ANNOUNCES
THIRD QUARTER RESULTS AND HIGHLIGHTS

MONTCHANIN, Del., November 16, 2007 -- ACORN FACTOR, INC. (OTC Bulletin Board: ACFN - News) today announced that its results for the quarter and nine months ended September 30, 2007.

Highlights during and following the quarter include:

•
In November, the Company purchased SCR-Tech from, for a purchase price of $9.6 million in cash. SCR-Tech is the leading provider of catalyst regeneration technologies and management services for selective catalytic reduction (SCR) systems used by fossil fuel-fired power plants to reduce nitrogen oxides (NOx) emissions and will operate as part of CoaLogix(TM), our newly established platform for participating in the burgeoning clean coal market.

•
As of September 30, 2007 the Company "marked-to-market" all its Comverge shares which are all deemed to be unrestricted and "available for sale" under applicable accounting standards at that date, resulting in an increase in the carrying value of its investment in Comverge to its fair market value on that date of $91.5 million.

•
In July, Comverge announced the acquisition of EnerWise Global Technologies, dramatically expanding Comverge's commercial and industrial solution offering and creating the largest demand response provider in North America with over 1,400 megawatts of managed capacity.

•
In September 2007, Comverge completed its acquisition of PES, an energy efficiency company that implements permanent base load reduction solutions for commercial and industrial customers under long-term, pay- for-performance contracts with a utility.

•	Acorn's dsIT Solutions subsidiary began work on its multi-million dollar order from Israel's Ministry of Defense for a state-of- art sonar and acoustical product.

•
In September, Paketeria completed a private placement of approximately $2.5 million, plus $1.2 million of notes receivable balances, which Acorn converted to equity at a pre-money value of approximately $11.3 million, resulting in a non-cash gain of $533,000 in the third quarter of 2007.

•
In July, Acorn purchased a 10% percent interest (with an option to increase to 51%) in Local Power, Inc. the creator of community choice aggregation, a revolution in renewable power and retail markets for electricity.

John A. Moore, President and Chief Executive Officer of Acorn Factor commented: "There are major stresses on the world's energy infrastructure related to rising global energy demand, aging infrastructure and climate concerns. We are in the process of transforming Acorn into a synergistic family of businesses focused on enabling a new architecture of energy that will help relieve these stresses. Our future is very exciting."

About Acorn Factor, Inc.

Acorn Factor specializes in acquiring and accelerating the growth of emerging ventures that promise improvement in the economic and environmental efficiency of the energy sector. Acorn aims to take primarily controlling positions in companies led by great entrepreneurs and to add value by supporting those companies with branding, positioning, strategy and business development. Acorn Factor is a global company with equity interests in Comverge, the leading clean capacity provider of energy solutions through demand response; SCR-Tech LLC, the leading provider of catalyst regeneration technologies and services to reduce NOx emissions by fossil-fuel power plants; Paketeria GmbH, a German super services provider; dsIT a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc., the creator of Community Choice Aggregation, a revolution in renewable power and retail markets for electricity.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company's business and operations. Many of these factors are described in the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.

CONTACT:
John A. Moore, CEO
Acorn Factor, Inc.
(302)-656-1707

ACORN FACTOR, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2006	2007	2006	2007
Sales:
Projects	$2,203	$2,699	$682	1,412
Services	642	557	208	154
Other	41	59	33	29
Total sales	2,886	3,315	923	1,595
Cost of sales:
Projects	1,490	1,976	469	977
Services	547	525	178	145
Other	--	--	--	--
Total cost of sales	2,037	2,501	647	1,122
Gross profit	849	814	276	473
Operating expenses:
Research and development expenses	184	310	87	77
Selling, marketing, general and administrative expenses	3,537	3,012	1,571	1,153
Total operating expenses	3,721	3,322	1,658	1,230
Operating loss	(2,872)	(2,508)	(1,382)	(757)
Finance expense, net	(23)	(2,827)	(17)	(716)
Gain on public offering of Comverge	--	16,169	--	--
Gain on private placement of Paketeria	--	533	--	533
Other income, net	330	--	--	--
Income (loss) before taxes on income	(2,565)	11,367	(1,399)	(940)
Taxes on income	8	9	2	4
Income (loss) from operations of the Company and its consolidated subsidiaries	(2,573)	11,358	(1,401)	(944)
Share of losses in Comverge	(210)	--	--	--
Share of losses in Paketeria	(250)	(828)	(250)	(440)
Net income (loss) from continuing operations	(3,033)	10,530	(1,651)	(1,384)
Net income from discontinued operations, net of tax	78	--	--	--
Loss on sale of discontinued operations and contract settlement, net of tax	(2,298)	--	--	--
Net income (loss)	(5,253)	10,530	(1,651)	(1,384)
Basic net income (loss) per share:			--
Income (loss) per share from continuing operations	(0.37)	1.08	(0.20)	(0.14)
Discontinued operations	(0.27)	--	--	--
Net income (loss) per share - basic	(0.64)	1.08	(0.20)	(0.14)
Diluted net income (loss) per share:
Income (loss) per share from continuing operations	(0.37)	0.95	(0.20)	--
Discontinued operations	(0.27)	--	--	--
Net income (loss) per share -diluted	(0.64)	0.95	(0.20)	--
Weighted average number of shares outstanding -
Basic	8,163	9,723	8,164	10,063
Diluted	8,163	11,461	8,164	10,063

ACORN FACTOR, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

ASSETS	As of December 31, 2006	As of September 30, 2007
		(unaudited)
Current assets:
Cash and cash equivalents	1,521	4,196
Accounts receivable, net	1,373	1,804
Unbilled work-in-process	393	507
Other current assets	316	542
Total current assets	3,603	7,049
Property and equipment, net	445	581
Investment in Comverge	--	91,549
Investment in Paketeria	1,212	2,270
Investment in Local Power	--	268
Funds in respect of employee termination benefits	1,568	1,455
Goodwill	97	101
Other intangible assets, net	48	5
Other assets	285	174
Total assets	7,258	103,452
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank credit	462	94
Current maturities of long-term debt	26	48
Note payable - related party	300	--
Trade accounts payable	378	728
Accrued payroll, payroll taxes and social benefits	478	822
Other current liabilities	1,700	2,564
Total current liabilities	3,344	4,256
Long-term liabilities:
Investment in Comverge, net	1,824	--
Convertible debt, net of discounts	--	5,041
Liability for employee termination benefits	2,545	2,093
Deferred taxes	--	21,522
Other liabilities	6	--
Total long-term liabilities	4,375	28,656
Shareholders’ equity:
Common stock - $0.01 par value per share:
Authorized - 20,000,000 shares; Issued -10,276,030 shares and 10,895,314
at December 31, 2006 and September 30, 2007	102	108
Additional paid-in capital	43,987	48,286
Warrants	888	1,540
Accumulated deficit	(41,904)	(31,679)
Treasury stock, at cost - 777,371 shares for December 31, 2006 and
September 30, 2007, respectively	(3,592)	(3,592)
Accumulated other comprehensive income	58	55,877
Total shareholders’ equity (deficit)	(461)	70,540
Total liabilities and shareholders’ equity	7,258	103,452